FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Hastings Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)
2	FIDELITY FIFTY FUND	18-Aug-04	24-Aug-04	Google Inc	19,605,052	$1,666,429,420	$85.00	23,900	$2,031,500	MORGAN STANLEY AND CO INC	CFSB